Exhibit 99.1

      VaxGen Announces Extension of Negotiations for Anthrax Contract Award

      BRISBANE, Calif. - September 30, 2004 -VaxGen, Inc. (Pink Sheets: VXGN.PK) today announced an extension of negotiations with the U.S. government regarding a potential contract for the purchase of the company's anthrax vaccine. In a letter to VaxGen dated September 29, 2004, the U.S. Department of Health and Human Services (HHS) stated that, "It is the Government's intention to award a contract on or before October 15, 2004 subject to successful conclusion of negotiations."

      The HHS letter asked VaxGen to extend its proposal for providing 75 million doses of its anthrax vaccine candidate "to permit the resolution of administrative issues and to conclude negotiations." VaxGen granted the extension.

      In a separate communication with HHS, VaxGen was assured that the funding for purchase of a recombinant anthrax vaccine, which is authorized under the Project BioShield Act of 2004, will not be affected by the extended negotiating period.

About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing vaccines against anthrax and smallpox. For more information, please visit the company's web site at: www.vaxgen.com. Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing of an award, if any. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:
Kesinee Angkustsiri Yip
Associate Director
Corporate Communications
(650) 624-2304

Lance Ignon
Vice President
Corporate Affairs
(650) 624-1041